Exhibit 99.1

Investor Contact: The Ruth Group David Burke Tel: 646-536-7009 dburke@theruthgroup.com Media Contact: The Ruth Group Kirsten Thomas Tel: 646-536-7014 kthomas@theruthgroup.com

Evoke Pharma Reports Second Quarter 2016 Results

Solana Beach, CA, August 15, 2016 – Evoke Pharma, Inc. (Nasdaq: EVOK) (the “Company"), a specialty pharmaceutical company focused on treatments for gastrointestinal diseases, today announced its financial results for the second quarter ended June 30, 2016.

Dave Gonyer, R.Ph., President and CEO, stated, “Following the results of our recently concluded Phase 3 study of Gimoti™, our nasally delivered metoclopramide product for the treatment of diabetic gastroparesis in women, we continue to analyze the incoming data to further understand the trial outcome. While conducting our review, we are also developing potential regulatory submission strategies based on our findings.

“Although this trial with Gimoti did not demonstrate a statistically significant improvement over placebo for the primary endpoint, it is important to remember that metoclopramide, in oral and IV dose forms, is the only drug approved by the FDA to treat symptoms associated with diabetic gastroparesis. In previous pharmacokinetic and placebo controlled clinical trials, we have demonstrated that dosing with metoclopramide nasal spray achieves comparable blood levels in both healthy volunteers and diabetic gastroparesis patients. Additionally, in our Phase 2b study, Gimoti provided statistically significant improvement in the symptoms of gastroparesis in female subjects, and we will continue to work with the FDA to pursue a path to approval of Gimoti.

“Importantly, we recently completed financings for $14.5 million in gross proceeds to support the continued review and development of potential clinical and regulatory strategies for Gimoti. This represents a significant investment in Evoke, which we believe demonstrates investor confidence in Gimoti’s potential to benefit patients suffering from gastroparesis and helps position us to explore potential options as we work to get Gimoti to market. We appreciate the support of our shareholders and continue to believe nasal delivery of metoclopramide is a clinically‑important alternative to oral and injectable formulations in this symptomatic population of diabetic gastroparesis patients.”

Second Quarter 2016 Financial Review

For the second quarter of 2016, net loss was approximately $3.0 million, or $(0.41) per share, compared to a net loss of approximately $3.2 million, or $(0.52) per share, for the quarter ended June 30, 2015.

Research and development expenses were approximately $2.1 million for the three-month period ended June 30, 2016, compared to approximately $2.2 million in the previous interim year period. The decrease was due to higher outside clinical trial costs incurred in 2015 offset by higher consultant costs incurred during the second quarter of 2016.

General and administrative expenses for the second quarter were approximately $803,000 versus approximately $976,000 for the three months ended June 30, 2015.  The decrease was due to costs incurred in 2015 associated with market research activities.

For the second quarter of 2016, total operating expenses were approximately $2.9 million, compared to total operating expenses of approximately $3.2 million for the three months ended June 30, 2015.

As of June 30, 2016, the Company's cash and cash equivalents were approximately $4.1 million.

Conference Call and Webcast

Evoke will hold a conference call on, August 15, 2016, at 4:30 p.m. ET to discuss the results. The dial-in numbers are 1-877-407-0789 for domestic callers and 1-201-689-8562 for international callers. The conference ID number for both is 13643126. A live webcast of the conference call will also be available on the investor relations page of the Company's corporate website at www.EvokePharma.com.

After the live webcast, the event will remain archived on Evoke's website for one year. In addition, a telephonic replay of the call will be available until August 22, 2016. The replay dial-in numbers are 1-877-870-5176 for domestic callers and 1-858-384-5517 for international callers. Please use event passcode 13643126.

About Evoke Pharma, Inc.

Evoke is a specialty pharmaceutical company focused primarily on the development of drugs to treat GI disorders and diseases. The Company is developing Gimoti, a metoclopramide nasal spray for the relief of symptoms associated with acute and recurrent gastroparesis in women with diabetes mellitus. Diabetic gastroparesis is a GI disorder afflicting millions of sufferers worldwide, in which the stomach takes too long to empty its contents resulting in serious digestive system symptoms. Metoclopramide is the only product currently approved in the United States to treat gastroparesis, and is currently available only in oral and intravenous forms. Gimoti is a novel formulation of this drug, designed to provide systemic delivery of metoclopramide through nasal administration. Visit www.EvokePharma.com for more information.

Safe Harbor Statement

Evoke cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," , or expect," "plan," "anticipate," "could," "intend," "target," "project," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negatives of these terms or other similar expressions. These statements are based on the company's current beliefs and expectations. These forward-looking statements include statements regarding: Gimoti’s potential to benefit patients suffering from gastroparesis; potential regulatory submission strategies for Gimoti; Evoke's plans to conduct additional analysis of the trial data; and the potential for regulatory approval and commercialization of Gimoti. The inclusion of forward-looking statements should not be regarded as a representation by Evoke that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in Evoke's business, including, without limitation: additional analyses of data from the Phase 3 trial may produce negative or inconclusive results, or may be inconsistent with previously announced topline results; the inherent risks of clinical development of Gimoti; Evoke is entirely dependent on the success of Gimoti, and Evoke cannot be certain that it will be able to conduct additional trials of Gimoti or obtain regulatory approval for or successfully commercialize Gimoti; Evoke will require substantial additional funding to continue to develop and commercialize Gimoti, and may be unable to raise capital when needed, including to fund ongoing operations; Evoke may not be able to successfully commercialize Gimoti, if approved, as a result of risks associated with market acceptance, coverage and reimbursement and competing products; and other risks detailed in Evoke's prior press releases and in the periodic reports it files with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Evoke undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Evoke Pharma, Inc.

Condensed Balance Sheets

	June 30, 2016	December 31, 2015
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$4,129,051	$8,691,155
Prepaid expenses	499,324	833,276
Other current assets	7,997	—
Total current assets	4,636,372	9,524,431
Other assets	—	7,997
Total assets	$4,636,372	$9,532,428

Liabilities and stockholders' equity
Current Liabilities:
Accounts payable and accrued expenses	$1,264,145	$927,606
Accrued compensation	499,305	760,782
Current portion of long-term debt	4,399,835	146,052
Total current liabilities	6,163,285	1,834,440
Long-term debt, net of current portion	—	4,233,059
Total liabilities	6,163,285	6,067,499

Stockholders' equity:
Common stock	729	720
Additional paid-in capital	52,728,877	51,524,821
Accumulated deficit	(54,256,519)	(48,060,612)
Total stockholders' equity (deficit)	(1,526,913)	3,464,929
Total liabilities and stockholders' equity	$4,636,372	$9,532,428

Evoke Pharma, Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Operating expenses:
Research and development	$2,095,149	$2,188,138	$4,110,225	$4,608,099
General and administrative	802,655	976,418	1,940,408	2,001,679
Total operating expenses	2,897,804	3,164,556	6,050,633	6,609,778
Loss from operations	(2,897,804)	(3,164,556)	(6,050,633)	(6,609,778)
Other expense	(72,694)	(76,607)	(145,274)	(152,133)
Net loss	$(2,970,498)	$(3,241,163)	$(6,195,907)	$(6,761,911)
Net loss per common share, basic and diluted	$(0.41)	$(0.52)	$(0.86)	$(1.10)
Weighted-average shares used to compute basic and diluted net loss per share	7,217,577	6,212,803	7,192,791	6,157,226